Exhibit 99.1

NEWS RELEASE
For more information, contact:	March 10, 2004
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

2003 EARNINGS

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the year ended December 31, 2003 of $906,000 compared to $858,000 for the same period in 2002. As of December 31, 2003, New Century had total deposits of $152 million and total loans of $151.9 million, compared to total deposits of $105.5 million and total loans of $100.0 million as of December 31, 2002, increases of 44% and 52%, respectively.

Total assets for the Company as of December 31, 2003 were $191.6 million, compared to $126.4 million at December 31, 2002, an increase of 52%.

For the quarter ended December 31, 2003, New Century Bancorp reported net income of $112,000, compared to $306,000 for the same period in 2002. Fourth quarter 2003 earnings were impacted by expenses related to the opening of a new office in Goldsboro, North Carolina. Strong loan growth further impacted fourth quarter earnings, as the Company set aside $348,000 in provision for loan losses compared to a provision of $230,000 in 2002.

“2003 was a great year for us,” said John Q. Shaw, president and CEO for New Century. “During the year, we celebrated our third anniversary, became the number one bank in market share in Dunn, opened a new office in Fayetteville – now New Century Bank of Fayetteville, issued an eleven-for-ten (11-for-10) stock split in the form of a 10% stock dividend, and began preparations for opening an office in Goldsboro. We have been most fortunate to be able to grow and expand our market during a time when some in our industry, as well as companies in other industries, were experiencing difficult economic times.

“Both deposit and loan growth continue to be strong. 2003 will be remembered as a year of historically low mortgage loan interest rates, and as such, an ideal time for refinancing a mortgage or buying a new home. Our mortgage staff was able to take advantage of this time, bringing in noninterest income to the bank in the form of mortgage origination fees, and helping us to show positive growth in that key area for the Company.

“As we begin 2004, we once again want to say thank you to our customers and our shareholders, as well as the communities we serve. Working with them makes our job a pleasure.”

New Century Bancorp is the holding company for New Century Bank of Fayetteville and New Century Bank, which has offices in Dunn, NC, and Clinton, NC, with plans to open an office in Goldsboro during first quarter 2004.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended December 31, 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended December 30,		At or for the year Ended December 30,
	2003	2002	2003	2002
Operating Data:
Total interest income	$2,530	$1,977	$9,273	$7,124
Total interest expense	873	728	3,217	2,760

Net interest income	1,657	1,249	6,056	4,364
Provision for loan losses	348	230	1,042	872

Net interest income after provision	1,309	1,019	5,014	3,492
Noninterest income	286	199	1,239	731
Noninterest expense	1,441	793	4,851	2,869

Income before income taxes	154	425	1,402	1,354
Provision for income taxes	42	119	496	496

Net income	$112	$306	$906	$858

Per Share Data, restated for 11-for-10 stock split effective October 2003:
Earnings per share - basic	$0.04	$0.17	$0.43	$0.51
Earnings per share - diluted	0.04	0.16	0.42	0.50
Market price
High	16.23	18.18	18.18	18.18
Low	15.91	15.45	13.64	10.02
Close	16.23	15.45	16.23	15.45
Book value	10.73	9.81

Weighted average shares outstanding
Basic	2,541,655	1,768,186	2,094,493	1,686,555
Diluted	2,621,545	1,857,989	2,171,895	1,728,386

Selected Quarter End Balance Sheet Data:
Gross Loans	$151,930	$100,008
Allowance for loan losses	2,355	1,546
Other earning assets	31,059	19,917
Total assets	191,593	126,391
Deposits	151,971	105,482
Borrowings	11,714	2,131
Shareholders’ equity	27,266	17,343

Selected Average Balances:
Total assets	$185,315	122,389	$159,360	109,956
Loans, net of allowance	134,463	92,283	119,724	81,058
Total interest-earning assets	172,591	117,869	150,227	104,551
Deposits	151,242	102,488	131,852	91,459
Total interest-bearing liabilities	137,082	89,557	118,735	80,338
Shareholders’ Equity	27,417	17,307	21,808	15,868

Selected Performance Ratios:
Return on average assets	0.24%	0.99%	0.57%	0.78%
Return on average equity	1.62%	7.02%	4.15%	5.41%
Net interest margin	3.81%	4.20%	4.03%	4.17%
Noninterest expense to average assets	3.09%	2.57%	3.04%	2.61%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.35%	0.38%
Allowance for loan losses to period-end loans	1.55%	1.55%
Net loan charge-offs to average loans	0.13%	0.37%

Capital Ratios:
Total risk-based capital	18.61%	18.24%
Tier 1 risk-based capital	17.36%	16.99%
Leverage ratio	14.64%	13.99%
Equity to assets ratio	14.23%	13.74%

Other Data:
Number of banking offices	3	2
Number of full time equivalent employees	55	33

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